Exhibit 99.1

Naugatuck Valley Financial Corporation Reports 12.1% Increase in Earnings
And Announces Cash Dividend for the Quarter Ended June 30, 2011

Naugatuck, CT, July 25, 2011.  Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSLD”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced net income of $762,000 for the quarter ended June 30, 2011, compared to net income of $680,000 for the quarter ended June 30, 2010, an increase of $82,000 or 12.1%.  In addition, for the six month period ended June 30, 2011, the Company announced net income of $1.2 million, compared to net income of $993,000 for the six months ended June 30, 2010, an increase of $166,000, or 16.7%.  Earnings per share for the quarter and six months ended June 30, 2011 were $0.11 and $0.17 respectively, compared to $0.10 and $0.15 for the quarter and six months ended June 30, 2010.

In addition, the Board of Directors of the Company declared a cash dividend for the quarter ended June 30, 2011, of $0.03 per share payable to stockholders of record on August 15, 2011.  Payment of the cash dividend will be made on or about September 1, 2011.

The Company completed its public stock offering and the concurrent second-step conversion of Naugatuck Valley Mutual Holding Company from a mutual holding company to a stock holding company effective June 29, 2011.  A total of 4,173,008 shares of common stock were sold in the subscription and community offering at $8.00 per share, including 250,380 shares purchased by the Naugatuck Valley Savings and Loan Employee Stock Ownership Plan.  Additionally, shares totaling 2,829,358 were issued in exchange for shares of the former Naugatuck Valley Financial Corporation, at an exchange ratio of 0.9978.  Shares outstanding after the stock offering and the exchange totaled 7,002,366.

John C. Roman, President and CEO, commented: “We are grateful for the support we received for our second-step stock offering.  We are committed to utilizing the capital to build shareholder value while limiting risk.”

Net Interest Income

Net interest income for the quarter ended June 30, 2011 totaled $4.58 million compared to $4.61 million for the quarter ended June 30, 2010, a decrease of $33,000 or 0.7%.  For the six month period ended June 30, 2011, net interest income totaled $9.0 million, compared to $9.1 million for the six months ended June 30, 2010.  The decrease in net interest income was primarily due to a decrease in interest income in both periods.  Interest income decreased by $322,000, or 4.5%, in the three month period, and decreased by $704,000, or 4.9% in the six month period.  The decrease was primarily due to a decrease in the average rates earned on interest earning assets. The average rates earned on loans and investments decreased by 28 basis points and 30 basis points in the three and six month periods, respectively.  The average balances of interest earning assets increased by 0.7% and by 0.6% for the three and six months ended June 30, 2011, respectively.  The increase in interest earning assets is attributed primarily to a 14.9% and a 14.6% increase in the investment portfolio over the same periods.  The average balances in the loan portfolio decreased by 0.1% and by 0.2% in the three and six month periods, respectively.  The decrease is due primarily to the sale of new production of residential mortgages through the Bank’s secondary mortgage operation.

The decrease in interest income was partially offset by a decrease in interest expense.  The average rates paid on interest bearing liabilities decreased by 26 basis points and by 24 basis points in the three and six month periods, respectively.  The Company experienced an increase in the average balances of deposits of 7.9% and 7.3% for the three and six months ended June 30, 2011, respectively.  The average balances of borrowings decreased by 18.1% and 17.7% over the same periods.  The largest increases in deposits were experienced in savings accounts and checking accounts in both the three and six month periods.  The increases in deposits were primarily used to pay down advances from the Federal Home Loan Bank.

Credit Quality

The Bank recorded an increase in the provision for loan losses from $361,000 for the three months ended June 30, 2010 to $650,000 for the three months ended June 30, 2011.  For the six months ended June 30, 2011, the Bank recorded a provision of $1.1 million, compared to $1.2 million for the six months ended June 30, 2010.  As a result of the provisions in 2010 and the first two quarters of 2011, the level of reserves to gross loans has risen to 1.47% at June 30, 2011, as compared to 1.33% at December 31, 2010 and 1.05% at June 30, 2010.  Net loan charge offs totaled $115,000 or 0.02% of average loans outstanding during the quarter ended June 30, 2011.

Nonperforming loans totaled $16.7 million at June 30, 2011 compared to $17.8 million at December 31, 2010.  Classified assets decreased 3.8% from $62.1 million at December 31, 2010, to $59.7 million at June 30, 2011.  At both period ends, classified assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance.  These assets warrant and receive increased management oversight and loan loss reserves (both general reserves and, in certain cases, specific reserves) have been established to account for the increased credit risk of these assets.  At June 30, 2011, $17.5 million of the $59.7 million in classified assets were nonperforming.

Subsequent to June 30, 2011, one nonperforming residential mortgage in the amount of $215,000, which was classified as substandard, was paid off without sustaining a loss.  In addition, the Bank received a $200,000 principal payment on a nonperforming commercial loan, which was classified as substandard, leaving a balance of approximately $12,000.

Noninterest Income

Noninterest income was $1.1 million for the quarter ended June 30, 2011 compared to $659,000 for the quarter ended June 30, 2010, an increase of 61.2%.  For the six months ended June 30, 2011 noninterest income was $1.9 million compared to $1.2 million for the period ended June 30, 2010, an increase of 54.4%.  The increase in both periods is primarily due to an increase in income generated by increased activity in the secondary mortgage market, combined with increases in fees for other services.  These increases were partially offset by a decrease in fees for services related to deposit accounts and income from bank owned life insurance.  Additionally, the six month period includes a partial recovery with respect to Fannie Mae auction rate pass-through certificates on which an other-than-temporary impairment charge of $3.2 million was recorded in the third quarter of 2008.

Noninterest Expense

Noninterest expense was $3.9 million for both quarters ended June 30, 2011 and June 30, 2010.  For the six months ended June 30, 2011 noninterest expense was $8.1 million, compared to $7.8 million for the six months ended June 30, 2010.  The increase was the result of increases in compensation costs, loss on foreclosed real estate, FDIC insurance premiums, professional fees, and advertising, partially offset by a decrease in computer processing, and directors’ compensation over the 2010 periods.  Increases in compensation and advertising were due primarily to the expansion of the Bank’s secondary mortgage operation.  Additionally, costs associated with the previously announced terminated acquisition transaction are included in the 2010 period.

Selected Balance Sheet Data

Total assets were $596.3 million at June 30, 2011 compared to $568.3 million at December 31, 2010, an increase of $28.0 million or 4.9%.  Cash and due from depository institutions increased from $11.7 million at December 31, 2010 to $33.1 million at June 30, 2011, primarily as a result of the completion of the stock offering.  Loans receivable increased by $10.7 million to $484.2 million at June 30, 2011.  Total liabilities were $513.7 million at June 30, 2011 compared to $516.0 million at December 31, 2010.  Deposits at June 30, 2011 were $415.2 million, an increase of $9.3 million or 2.3% from $405.9 million at December 31, 2010.  Borrowed funds decreased from $102.8 million at December 31, 2010 to $90.7 million at June 30, 2011.

Total stockholders’ equity was $82.5 million at June 30, 2011 compared to $52.3 million at December 31, 2010, due to net stock offering proceeds of $31.2 million, net income of $1.2 million for the six month period, $73,000 contributed from Naugatuck Valley Mutual Holding Company, a net increase in the unrealized gain on available for sale securities of $19,000 and $10,000 in capital adjustments related to the Company’s 2005 Equity Incentive Plan, partially offset by dividends of $220,000 paid to stockholders and funding of the Employee Stock Ownership Plan of $2.0 million.  At June 30, 2011, the Bank’s regulatory capital exceeded the levels required to be categorized as “well capitalized” under applicable regulatory capital guidelines.

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions.  Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.  These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios.  Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov.  Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	June 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
ASSETS
Cash and due from depository institutions	$33,130	$11,686
Investment in federal funds	1,069	2,577
Investment securities	42,578	47,017
Loans held for sale	2,666	81
Loans receivable, net	484,176	473,521
Deferred income taxes	2,292	2,413
Other assets	30,363	30,958

Total assets	$596,274	$568,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$415,177	$405,875
Borrowed funds	90,741	102,842
Other liabilities	7,811	7,276

Total liabilities	513,729	515,993

Total stockholders' equity	82,545	52,260

Total liabilities and stockholders' equity	$596,274	$568,253

SELECTED OPERATIONS DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except per share data)
Total interest income	$6,863	$7,185	$13,625	$14,329
Total interest expense	2,282	2,571	4,640	5,187
Net interest income	4,581	4,614	8,985	9,142

Provision for loan losses	650	361	1,088	1,171

Net interest income after provision for loan losses	3,931	4,253	7,897	7,971

Noninterest income	1,062	659	1,899	1,230
Noninterest expense	3,886	3,919	8,136	7,773

Income before provision for income taxes	1,107	993	1,660	1,428
Provision (benefit) for income taxes	345	313	501	435

Net income	$762	$680	$1,159	$993

Earnings per common share - basic and diluted (1)	$0.11	$0.10	$0.17	$0.15
(1) Earnings per share for the three and six months ended June 30, 2010 have been restated to reflect the effect of the Company's stock offering and concurrent second-step conversion effective June 29, 2011 at an exchange ratio of 0.9978.

SELECTED FINANCIAL RATIOS
	For the Six Months
SELECTED PERFORMANCE RATIOS: (1)	Ended June 30,
	2011	2010
	(Unaudited)

Return on average assets	0.53%	0.48%
Return on average equity	5.68	5.27
Interest rate spread	3.39	3.40
Net interest margin	3.43	3.48
Efficiency ratio (2)	68.72	74.17

ASSET QUALITY RATIOS:	At June 30,	At December 31,
	2011	2010
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$7,219	$6,393
Allowance for loan losses as a percent of total loans	1.47%	1.33%
Allowance for loan losses as a percent of nonperforming loans	43.32%	35.74%
Net charge-offs (recoveries) to average loans outstanding during the period	0.02%	0.20%
Nonperforming loans	$16,664	$17,888
Nonperforming loans as a percent of total loans	3.39%	3.73%
Nonperforming assets	$17,454	$18,309
Nonperforming assets as a percent of total assets	2.93%	3.22%

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Corporation
John C. Roman or Lee R. Schlesinger
1-203-720-5000